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                                                                   Exhibit 99
                        Annual Statement as to Compliance

                                NationsBank, N.A.

                       NationsBank Auto Owner Trust 1996-A

     The undersigned, a duly authorized representative of NationsBank, N.A. , as Servicer pursuant to the Sale and Servicing Agreement dated as of July 1,1996 (the "Agreement"), between NationsBank Auto Owner Trust 1996-A, as Issuer, NationsBank N.A., as Servicer, and NationsBank, N.A., NationsBank, N.A. (South) and NationsBank of Texas, N.A., as sellers, does hereby certify that:


1. Capitalized terms used in this Officer's Certificate have their respective meanings set forth in the Agreement.

2. NationsBank, N.A. is as of the date hereof the Servicer under the Agreement.

3. The undersigned is duly authorized pursuant to the Agreement to execute and deliver this Officer's Certificate to the Trustee.

4.   The certificate is delivered pursuant to Section 3.10 of the Agreement.

5. A review of the activities of the Servicer during the period from July 1, 1996 through December 31, 1996, and of its performance under the Agreement was made under my supervision.

6. Based on such review, to the best of my knowledge, the Servicer has fully performed all its obligations under the Agreement throughout such period, and no event which, with the giving of notice or passage of time or both, would constitute an Event of Default has occurred or is continuing.


IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Servicer, has duly executed this Officer's Certificate this 29th day of January, 1997.



                              By: /s/ Leslie J. Fitzpatrick
                                 ----------------------------
                                      Leslie J. Fitzpatrick
                                      Senior Vice President